Exhibit 99.1

Contacts:	Robert Saltmarsh	Kim Richards
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	619-849-5377
krichards@pnlifesciences.com

	Suzanne Clancy	Risa Stack
	Corporate Communications	CEO
	Nanogen, Inc.	HX Diagnostics, Inc.
	858-410-4688	650-233-3378
	sclancy@nanogen.com	rstack@kpcb.com

NANOGEN WINS CDC CONTRACT TO DEVELOP AVIAN FLU DIAGNOSTIC

SAN DIEGO (Dec. 4, 2006) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, announced today it has been awarded a $4.5 million contract from the U.S. Centers for Disease Control and Prevention (CDC) to develop a unique multi-analyte Point-Of-Care (POC) diagnostic assay for Influenza in support of the US Government’s efforts to strengthen its readiness for a potential influenza pandemic. The goal of the development is to employ proprietary Nanogen technology in a low cost, high sensitivity POC immunoassay that simultaneously detects Influenza Type A, Type B, seasonal flu (H1N1 and H3N2) and avian flu (H5N1) in a simple to use assay format. This development program is partnered with HX Diagnostics, Inc., which will commercialize the product upon approval. The current award of $4.5 million funds the first two phases of a five-phase development project and, if all five phases are funded by the CDC, can total approximately $12.5 million over the next two to three years.

“The success of our bid is a strong endorsement of our capabilities as a diagnostic company and our expertise in areas like rapid immunoassay technology,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “A rapid test for bird flu could play a significant role in tracking infections and warding off epidemic spread of this dangerous virus.”

The Nanogen product under development is a third generation high sensitivity lateral flow test designed to be accurate, highly portable, and simple to use yet with a cost similar to current influenza POC tests sold today. The immunoassay technology underlying the design builds upon that employed in Nanogen’s current cardiac infarction products, which are capable of delivering results at the point of care in as little as 15 minutes.

The test format is also designed to be readily adapted to detect new strains of the influenza virus as they emerge. Once commercialized, health professionals could use this test to diagnose seasonal influenza and as an “early warning system” to identify individuals with typical flu symptoms who may harbor a potentially pandemic subtype, giving public health officials early notice of the emergence of a new subtype. Also, as it will be in general use for seasonal flu testing, it would be immediately available to deploy to rapidly and accurately differentiate people with similar symptoms as having non-flu, seasonal-flu or pandemic-flu in the event of a pandemic. Nanogen believes this product will be highly competitive and will meet all criteria for cost, performance, ease of use, and be highly deployable with a long shelf life.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip®400 electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

About HX Diagnostics, Inc.

Founded in 2006, HX is a diagnostics company based in Menlo Park, California. HX is focused on the development and commercialization of infectious disease diagnostics including seasonal and pandemic flu diagnostics that allow physicians and front line care providers to make rapid assessments of a patient’s health status. HX has relationships with leading avian flu researchers across the globe and has a product development collaboration with Nanogen, Inc. where Nanogen will develop a rapid immuno assay for seasonal and pandemic flu utilizing their third generation lateral flow technology that HX will commercialize world wide. The principle investor of HX is Kleiner Perkins Caufield & Byers Pandemic and Biodefense Fund. For more information, visit www.kpcb.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. There is also no assurance that all of the phases of the CDC development agreement will be funded by the Federal government, that the development program will be successful if fully funded, or that the assay to be developed by Nanogen will be selected by CDC for use under its auspices if that development is successful. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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